CSMC 07-2

Group 2

Pay rules

1.

Concurrently:

a.

50.9119604923% to the 2PT1 until retired

b.

49.0880395077% allocated as follows:

i.

Pay the NAS Priority Amount to the 2N1 until retired

ii.

Concurrently:

1.

50% sequentially to the 2S1 and 2L1 until retired

2.

50% allocated as follows:

a.

Pay the lesser of (x) 99.99% of the principal available in this step and (y) 87,867 to the 2S2 until retired

b.

Pay the 2S3 until retired

c.

Pay the 2S2 until retired

d.

Pay the 2L2 until retired

iii.

Pay the 2N1 until retired

Notes

Pricing Speed = 250psa

Nas Bonds = 2N1 standard 60 months lockout (apply shift to both sched and prepays)

Nas Priority % = (Balance of 2N1)/Total Non-PO Balance

Settlement: 03/01/07